Exhibit 99.1

YEŞIL GLOBAL ENERJI A.Ş.

AUDIT COMMITTEE CHARTER

(As adopted by the resolution of Board of Directors dated __________, 2026, numbered 2026/______)

The board of directors (the “Board”) of Yeşil Global Enerji A.Ş. (the “Company”) has constituted and established an audit committee of the Board (the “Committee”) with the authority, responsibility and duties as described in this Audit Committee Charter (this “Charter”).

Purpose

The purpose of the Committee is, among others, to:

(a) oversee the accounting and financial reporting processes of the Company, the audit of its financial statements, the effectiveness of the Company’s internal control over financial reporting, and prepare such reports as may be required of an audit committee under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the pre-approval of all audit, audit-related and all permitted non-audit services, if any, by the Company’s independent auditor, and the compensation therefor;

(b) assist the Board in its oversight of (i) the integrity of the Company’s financial statements and other published financial information, (ii) the Company’s compliance with applicable financial and accounting related standards, rules and regulations, (iii) the performance of the Company’s internal audit function, and (iv) the selection and retention, subject to shareholder approval, and termination of the Company’s independent auditor;

(c) determine whether there are flaws in the business management practices of the Company, inter alia, by consulting with the Company’s internal auditor or with its independent auditor, and to suggest corrective measures to the Board; and

(d) perform any other duties of the Committee as shall be required under the Regulations (as defined below) or the rules of the Nasdaq Stock Market (“Nasdaq”). The Committee is not responsible, however, for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”), as issued by the Financial Accounting Standards Board. If the Company at a subsequent date determines to report its formal statements under International Financial Reporting Standards (“IFRS”), all references to US GAAP shall thereafter be deemed to relate to IFRS.

The Committee relies on the expertise and knowledge of management and the Company’s independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with US GAAP. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and in accordance with US GAAP, to conduct investigations, or to assure compliance with laws and regulations or the Company’s standards of business conduct, codes of ethics, internal policies, procedures and controls.

Membership

The Committee shall be comprised of at least three (3) members of the Board, the exact number to be determined from time to time by the Board. The members of the Committee shall be appointed by a majority vote of the Board from among its members based on the recommendations of the Nominating and Corporate Governance Committee of the Board and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by a majority vote of the Board or until such time as such member ceases to serve as a director for any other reason. The Board may fill vacancies occurring, for whatever reason. All rights available to members of the Committee in their capacities as directors of the Company shall be fully applicable with respect to their service on the Committee or any subcommittee thereof. Unless the Board designates a chair, the members of the Committee may appoint a chair of the Committee (the “Committee Chair”).

At any time during which the Company is subject to the periodic reporting requirements of the Exchange Act, each of the members of the Committee shall be “independent,” as that term is defined from time to time in Section 10A(m) of the Exchange Act, and the applicable rules and regulations (“Regulations”) of the Securities and Exchange Commission (the “SEC”) (except as otherwise permitted under such Regulations), and shall meet the independence and financial literacy requirements of the rules of Nasdaq (except as otherwise permitted under such rules). Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

No member of the Committee may have participated in the preparation of the financial statements of the Company or any of the Company’s current subsidiaries during the preceding three years. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the member’s financial sophistication, in each case, consistent with the rules of Nasdaq. That individual shall also be an “audit committee financial expert” consistent with the Regulations.

Authority & Responsibilities

The authority delegated to the Committee is set forth below. The purposes, responsibilities and other provisions specified in this Charter are intended to serve as guidelines and the Committee may act and establish policies and procedures that are consistent with these guidelines or are necessary or advisable, in its discretion, to carry out the intent of the Board in delegating such authority and to fulfill the responsibilities of the Committee hereunder. Nothing herein is intended to expand applicable standards of liability under the Turkish Commercial Code (the “TCC”) or U.S. federal law for directors of a corporation.

The Committee is hereby charged by the Board with the authority and responsibility to:

Independent Auditor:

1.	Retain and terminate the independent auditor and any other registered public accounting firm engaged for the purpose of preparing and issuing an audit report or related work or performing other audit, review or attest services for the Company, subject to approval of the Board and, in the case of retention, the shareholders as well. The independent auditor and each other such registered public accounting firm must report directly to the Committee. In making its determination regarding the retention or termination of the independent auditor and otherwise as it deems necessary from time to time, the Committee shall:

(a)	(i) at least annually, obtain and review a written report by the independent auditor describing any material issues raised by the most recent Public Company Accounting Oversight Board inspection, by an internal quality control review of the firm, or by any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with any such issues; and (ii) review the independent auditor’s work throughout the year, including obtaining the opinions of management;

(b)	receive, at least annually, written statements from the independent auditor delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and recommend any appropriate actions to be taken;

(c)	meet periodically in separate executive sessions with the Company’s independent auditor; and

(d)	oversee the hiring by the Company of any employees or former employees of the Company’s auditors.

2.	Pre-approve all audit, audit-related and all permitted non-audit services, and related fees and terms, to be provided to the Company by the independent auditor under applicable law and regulations. The Committee may, in accordance with applicable law, establish pre- approval policies and procedures for the engagement of independent accountants to render services to the Company, including a delegation of authority to the Committee Chair. The pre-approval of auditing and non-auditing services can be carried out with input from, but no delegation of authority to, management.

Internal Control over Financial Reporting and Risk Management:

1.	Periodically assist to the review, with management, the internal auditor and the independent auditor, the adequacy and effectiveness of the Company’s system of internal control over financial reporting.

2.	Evaluate whether management is effectively communicating to employees and other persons retained by the Company the importance of internal accounting and financial control effectiveness.

3.	Determine whether internal control over financial reporting improvement recommendations made by the internal auditor and the independent auditor have been appropriately implemented by management.
4.	Review with management, the internal auditor and the independent auditor the processes followed for assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the disclosure regarding such assessment and any attestation by the independent auditor thereon.

5.	Discuss Company policies with respect to risk assessment and risk management and review contingent liabilities and risks that may be material to the Company and relevant major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

6.	Assist to the review of, at least annually, (i) the material reserves established for the contingent liabilities of the Company and its subsidiaries, (ii) the Company’s major financial risk exposures and the Company’s policies for managing such risks and (iii) any “off-balance sheet” transaction or off-balance sheet assets or liabilities.

Financial reporting:

1.	Assist to the review with management and the independent auditor the annual and quarterly financial statements of the Company prior to publication and/or filing (or submission, as the case maybe) with the SEC.

2.	Receive periodic reports from the independent auditor regarding:

(a)	critical accounting policies and practices;

(b)	all alternative treatments of financial information within US GAAP that have been discussed with management of the Company, ramifications of the use of alternative disclosures and accounting treatments and the accounting treatment preferred by the independent auditor; and

(c)	other material written communications between the independent auditor and management, including any management letter or schedule of adjusted differences.

3.	Review with the independent auditor: (i) the scope and results of the audit; (ii) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (iii) any questions, comments or suggestions the auditor may have relating to the internal controls and accounting practices and procedures of the Company.

4.	Review and discuss with the independent auditor the independent auditor’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

5.	Discuss with the independent auditor matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit effort, restrictions on the scope of procedures or access to requested information and any significant disagreements with management.

6.	Periodically, assist to the review and discuss with management and the independent auditor significant accounting and reporting issues, including financial reporting pronouncements and proposals, and understand their impact on the Company’s financial statements.

7.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and review any complaints or concerns received pursuant to such procedures.

8.	Review with management and the independent auditor, as deem necessary, risks of material misstatements due to fraud, and the process and controls implemented by the Company to manage the risks.

9.	Meet periodically in separate executive sessions with the Company’s Chief Financial Officer.

Internal Auditor:

1.	Recommend to the Board the retention and termination of the internal auditor and the internal auditor’s engagement fees and terms, in accordance with the TCC.

2.	Approve the yearly or periodic work plan proposed by the internal auditor.

3.	Review and discuss the results of internal auditor activities, including significant findings and management’s responses to significant findings.

4.	Meet periodically in separate executive sessions with the internal auditor.

5.	If the Committee finds necessary, review whether the Company should implement an internal audit function consisting of employees of the Company and, if so, review the internal audit function, including its independence, effectiveness, proposed control review plans and resources for the coming year (determining whether the internal auditor has sufficient resources and tools to dispose of its responsibilities, taking into consideration the Company’s special needs and size), and the coordination of such plans with the independent public accountant.

Legal Compliance:

1.	Review with the Company’s general counsel and/or external counsel, as the Committee shall deem necessary, any legal, and regulatory matters that could have a material impact on the financial statements.

2.	Receive reports of suspected business irregularities and legal compliance issues through periodic and, when appropriate, immediate reporting by members of the Company’s management, legal counsel, the independent or internal auditor or pursuant to any “whistleblower procedures”. Establish procedures for handling complaints by the Company’s employees with respect to deficiencies in its business operations, including the protection to be granted to such complaining employees. In the event that the Committee is informed of any irregularities, it will suggest to the Board remedial courses of action. The Committee shall be fully entitled to rely on reports that it receives and shall be under no obligation to conduct any independent investigation or verification.

3.	Oversee the Company’s policies and procedures regarding compliance with applicable financial and accounting related standards, rules and regulations.

4.	To the extent that the Company’s securities continue to be listed on the Nasdaq Stock Market or another United States stock exchange and subject to Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the assistance of management, advise the Board and any other Board committee if the clawback provisions of the Company’s Executive Compensation Clawback Policy (the “Clawback Policy”), Rule 10D-1 and the Listing Rule, as defined in the Clawback Policy, are triggered based upon a financial statement restatement or other financial statement change.

5.	Implement and oversee the Company’s cybersecurity and information security policies and periodically review the policies and manage potential cybersecurity incidents;

Related Party Transactions:

1.	Review policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business.

2.	Appoint, from time to time, a person to be responsible for all of the data regarding transactions with interested parties and for the compliance with procedures with respect to related party transactions.

Access to Advisors; Investigations:

1.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

2.	Select, engage, compensate and terminate consultants, legal counsel, financial advisors and such other advisors as it deems necessary and advisable to assist the Committee in carrying out its responsibilities and functions as set forth herein and to authorize such persons fees without the Board’s approval (subject to applicable limitations set forth by the TCC). The compensation paid to such persons and related expenses will be borne by the Company and the Company will make funding available to the Committee for such purposes.

3.	Perform such other duties consistent with this Charter, the Company’s governing documents and governing law that may be requested by the Board.

Meetings and Operations

The Committee shall meet as often as it determines necessary in person or by teleconference (using telephone or other communications equipment) by means of which all persons participating in the meeting can hear each other but no less than once every fiscal quarter. The Committee Chair may call Committee meetings and, in consultation with other Committee members, shall determine the frequency and length of Committee meetings and shall set agendas for such meetings consistent with this Charter. In the absence of a Committee Chair, a majority of the members of the Committee may call a meeting of the Committee.

A majority of the total number of then-serving members of the Committee shall constitute a quorum. The approval by a majority of such quorum shall constitute a valid act of the Committee at a duly held Committee meeting. The Committee may also act by unanimous written consent of the then-serving members of the Committee.

The Committee will regularly meet privately with senior management, the independent auditor and the internal auditor, and will meet in executive sessions as necessary or appropriate. The Committee shall endeavor to maintain free and open communication among the Committee, the independent auditor, the internal auditor and management of the Company and request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

The Company’s external auditors shall be notified of all meetings where the agenda includes a subject related to the audit or review of the Company’s financial reports and shall be entitled to participate in such meetings. The Company’s internal auditor, if any, shall be notified of all meetings of the Committee and shall be entitled to participate in such meetings. Subject to the foregoing, the Committee may exclude from its meetings any persons it deems appropriate.

Subject to applicable law, the Committee may form and delegate authority to subcommittees. In particular, the Committee may delegate to one or more of its members the authority to pre-approve audit and/or non-audit services, provided that the decisions of any member(s) to whom pre-approval authority is delegated shall be presented to the Committee at the next Committee meeting.

Minutes & Reports

The Committee shall make regular reports to the Board with respect to significant actions, determinations and recommendations made by the Committee. The Committee shall maintain written minutes of its meetings. In addition, the Committee will apprise the Board regularly of its decisions and recommendations and of significant developments in the course of performing the above responsibilities and duties. Without derogating from the aforesaid, the Committee shall submit any recommendation or resolution which is subject to Board approval a reasonable time prior to the contemplated Board meeting.

Periodic Review

The Committee will periodically and in any event at least annually review its own performance and report on its conclusions in this regard to the Board. In connection with the annual review, the Committee shall also recommend to the Board any modifications to this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

Interpretation; Definitions

To the extent any of the provisions included herein is a description or summary of any applicable law or is intended to recite the provisions of any applicable law, including but not limited to the TCC, then in the event of any inconsistency, contradiction, or any other conflict between the provisions herein and the provisions of such applicable law, then the provisions of such applicable law shall prevail and supersede and shall be deemed to constitute an integral part of this Charter. In the event that any such provision of applicable law is amended to include any relief or exclusion, then such relief and exclusions shall be deemed to constitute an integral part of this Charter, whether or not such conflict, inconsistency or contradiction arises.

Any references to any law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or reenactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder (including, any rules, regulations or forms prescribed by any governmental authority or securities exchange commission or authority); and any reference to “law” shall be read subject to the Company’s articles of association, as amended from time to time.